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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 15, 2002, relating to the financial statements and financial highlights which appears in the May 31, 2002 Annual Report to Shareholders of Nuveen Arizona Municipal Bond Fund, Nuveen Colorado Municipal Bond Fund, Nuveen Florida Municipal Bond Fund, Nuveen Maryland Municipal Bond Fund, Nuveen New Mexico Municipal Bond Funds Nuveen Pennsylvania Municipal Bond Fund and Nuveen Virginia Municipal Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Custodian" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
September 20, 2002